Exhibit 5.1

September 30, 2016

014660/0003

Ocean Power Technologies, Inc. 1590 Reed Road Pennington, New Jersey 08534

Ladies and Gentlemen:

We have acted as counsel to Ocean Power Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), related to the offering by the Company of 2,875,000 shares of the Company’s common stock, par value $.001 per share, including 375,000 shares which the underwriters have the option to purchase from the Company to cover over-allotments, if any.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of: (i) the Certificate of Incorporation and Bylaws, each as amended to date, of the Company; (ii) the Registration Statement; and (iii) the corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the Agreement against payment therefor, will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP